Exhibit 11.1

August 21, 2026

Federated Hermes MDT Series
4000 Ericsson Drive
Warrendale, PA 15806-7561

Ladies and Gentlemen:

We have acted as counsel to Federated Hermes MDT Series, a Massachusetts business trust (the “Trust”), on behalf of its segregated portfolio of assets (“series”) listed under the heading “Surviving Fund” on Schedule A attached hereto (“Schedule A”) (the “Surviving Fund”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) of the registration statement on Form N-14 (the “Registration Statement”), registering the class of the Surviving Fund listed on Schedule A to be issued pursuant to the Agreement and Plan of Reorganization (the “Reorganization Agreement”), entered into by the Trust, on behalf of the Surviving Fund, and Ultimus Managers Trust, an Ohio business trust, on behalf of the series listed under the heading “Reorganizing Fund” on Schedule A (the “Reorganizing Fund”), under the Securities Act of 1933, as amended (the “1933 Act”).

The Reorganization Agreement, in the form to be adopted by the Surviving Fund and the corresponding Reorganizing Fund, provides that the applicable class of shares of the Reorganizing Fund will merge into the corresponding class of shares of the Surviving Fund in exchange solely for shares (“Shares”) of the Surviving Fund, as shown in Schedule A.

This opinion letter is being delivered at your request in accordance with the requirements of paragraph 29 of Schedule A of the 1933 Act and Item 16(11) of Form N-14 under the 1933 Act.

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction of:

(i)       the combined proxy statement and prospectus, including the form of Reorganization Agreement attached as Annex A thereto, and statement of additional information filed as part of the Registration Statement (collectively, the “Proxy Statement/Prospectus”);

(ii)       the Trust’s Declaration of Trust and By-Laws in effect on the date of this opinion letter; and

(iii)       the resolutions adopted by the trustees of the Surviving Fund relating to the Registration Statement and the authorization for issuance and delivery of the Shares pursuant to the Reorganization Agreement.

We have examined and relied upon certificates of public officials. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Surviving Fund are actually serving in such capacity, and that the representations of officers of the Surviving Fund are correct as to matters of fact. We have not independently verified any of those assumptions.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof that, in our experience, generally are applicable to the issuance of shares by entities such as the Surviving Fund. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that:

1.       The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Surviving Fund; and

2.       When issued and consideration therefor has been paid in accordance with the Reorganization Agreement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid, and nonassessable.

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement. In giving our consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or Proxy Statement/Prospectus within the meaning of the term “expert” as used in Section 11 of the 1933 Act or the rules and regulations of the SEC thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ K&L Gates LLP

SCHEDULE A

Reorganizing Fund (a series of Ultimus Managers Trust)	Surviving Fund (a series of Federated Hermes MDT Series)
HVIA Equity Fund	Federated Hermes MDT All Cap Core Fund
Institutional Class	Institutional Shares (“IS”)